Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

In connection with the consideration of a possible negotiated transaction among Synopsys, Inc. (together with its subsidiaries, affiliates and divisions, “Synopsys”), inSilicon Corporation (together with its subsidiaries, affiliates and divisions, excluding Phoenix, “inSilicon”) and Phoenix Technologies Ltd. (together with its subsidiaries, affiliates and divisions, excluding inSilicon, “Phoenix”) (each of Synopsys, inSilicon and Phoenix being hereinafter referred to as a “Company” and collectively as the “Companies”), regarding an acquisition of shares of the outstanding capital stock of inSilicon (the “Possible Transaction”), (i) each of inSilicon and Phoenix is prepared to make available to Synopsys certain information concerning the business, financial condition, operations, assets and liabilities of inSilicon and (ii) Synopsys is prepared to make available to inSilicon and Phoenix certain information concerning the business, financial condition, operations, assets and liabilities of Synopsys (each Company in its capacity as a provider of information hereunder being referred to as a “Provider” and each Company in its capacity as a recipient of information hereunder being referred to as a “Recipient”). As a condition to such information being provided to each Recipient and its Recipient Representatives (as hereinafter defined), each Recipient agrees to treat any information concerning the Provider (whether prepared by or on behalf of the Provider, its Recipient Representatives or otherwise and irrespective of the form of communication), which has been furnished in the past (including such information that was furnished pursuant to the Agreements dated April 30, 2001 and May 3, 2001, respectively, by and between Phoenix and Synopsys, and the Agreement dated May 8, 2002 by and among Phoenix, Synopsys and InSilicon (collectively, the “Prior Agreements”)) or is furnished now or in the future to the Recipient and its Recipient Representatives by or on behalf of the Provider in connection with a Possible Transaction, provided that such information is in writing and reasonably identified in writing as confidential or, if such information is verbal, that it is either reasonably identified as confidential prior to the verbal disclosure or the Provider promptly (and in any event within 30 days following such disclosure) sends each Recipient and its Recipient Representatives to whom such information was provided by the Provider a written notice identifying such information as confidential (herein collectively referred to, with respect to information furnished by or on behalf of any Company in its capacity as a Provider to any other Company in its capacity as a Recipient, subject to the immediately following paragraph, as the “Evaluation Material”), in accordance with the provisions of this agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this agreement, “Recipient Representatives” shall include the directors, officers, employees, agents, partners or advisors of such Recipient (including, without limitation, attorneys, accountants, consultants, bankers, financing sources and financial advisors) and those of such Recipient’s parent company, subsidiaries and affiliates. Notwithstanding any other provision hereof, each Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable, inappropriate or subject to other restrictions or disclosure, whether contractual, legal or fiduciary.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a Recipient or its Recipient

Representatives which contain, reflect or are based upon, in whole or in part, the information constituting Evaluation Material furnished to such Recipient or its Recipient Representatives pursuant hereto. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Recipient Representatives, (ii) was within the Recipient’s or its Recipient Representatives possession prior to its being furnished to the Recipient or its Recipient Representatives by or on behalf of the Provider pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information, (iii) becomes available to the Recipient or its Recipient Representatives on a non-confidential basis from a source other than the Provider or any of its directors, officers, employees, agents, partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Provider Representatives”), provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information, (iv) is independently developed by the Recipient or its Recipient Representatives without the use of any Evaluation Material, or (v) is approved for release by the Provider in writing.

Each Recipient hereby agrees that such Recipient will, and will use its best efforts to cause its Recipient Representatives to, use the Evaluation Material solely for the purpose of evaluating the Possible Transaction and for no other purpose, use reasonable care, but in no event less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to keep the Evaluation Material confidential and prevent the disclosure of any Evaluation Material in any manner whatsoever; provided, however, that (i) the Recipient may make any disclosure of such information to which the Provider gives its prior written consent, (ii) any of such information may be disclosed to its Recipient Representatives who need to know such information for the sole purpose of evaluating the Possible Transaction, who are subject to an obligation of confidentiality with respect thereto in favor of Recipient and (iii) subject to any other confidentiality agreement entered into by a Company, any Company may disclose to any other Company Evaluation Material it receives or produces concerning another Company, and each such disclosing Company may also disclose such Evaluation Material concerning such other Company to its Representatives, on the same basis as provided in clause (ii) of this paragraph (upon receipt of any such information from a disclosing party, the receiving party shall be deemed a Recipient thereof for the purposes hereof). In any event, each Recipient agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and at such Recipient’s sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain its Recipient Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, each Recipient agrees that, without the prior written consent of the Provider, such Recipient and its Recipient Representatives will not disclose to any other person (other than the other Companies and their Representatives) the fact that the Evaluation Material has been made available to such Recipient, that discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that such Recipient may make such disclosure if it has received the advice of outside counsel that such disclosure must be made by it in order that it not commit a violation of law, rule or regulation (including a Nasdaq rule or regulation); and further provided that any such permitted disclosure shall not otherwise effect or impair the Recipient’s obligations with respect to the Evaluation Material.

In the event that any Recipient or any of its Recipient Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, such Recipient shall provide the Provider with prompt written notice of any such request or requirement so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of its Recipient Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Recipient or its Recipient Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises the Recipient is legally required to be disclosed, provided that the Recipient exercises its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

Each Company understands that a Company may currently or in the future be developing information internally, or receiving information from other parties that may be similar to another Company’s information. Accordingly, nothing in this agreement will be construed as a representation or inference that a Company will not develop products, have products developed for it or provide services that without violation of this Agreement, compete with the products, systems or services contemplated by another Company’s Evaluation Material.

If any Company decides that it does not wish to proceed with the Possible Transaction, it will promptly inform the other Company of that decision. In that case, or at any time upon the request of any Provider for any reason, the notified Recipient will promptly either (i) deliver to the notifying or requesting Provider or (ii) destroy, all Evaluation Material (and all copies thereof) whether (a) furnished to the notified or requested Recipient or its Recipient Representatives by or on behalf of the notifying or requesting Provider pursuant hereto or (b) prepared by the notified or requested Recipient or its Recipient Representatives; provided, however, that one copy thereof may be retained by legal counsel for the Recipient for archival purposes (and for no other purposes), and the Recipient shall provide to the notifying or requesting Provider a certificate of compliance with this sentence. Notwithstanding the return or destruction of the Evaluation Material, the notified or requested Recipient and its Recipient Representatives will continue to be bound by such Recipient’s respective obligations of confidentiality and other obligations hereunder.

Each Company understands and acknowledges that no Company, in its capacity as a Provider, nor its Provider Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to any other Company in its capacity as a Recipient or to any of its Recipient Representatives relating to or resulting from the use of the Evaluation Material furnished to such Recipient or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In consideration of the Evaluation Material being furnished to a Recipient, the Recipient hereby agrees that, for a period of one year from the date of this agreement, neither it nor any of its affiliates (excluding Phoenix in the case of inSilicon) will solicit (other than general solicitations not directed at (i) any specific individuals or (ii) individuals who are employed by the Provider in particular) to employ any of the officers or employees of the Provider with whom it has had contact or who was specifically identified to it by the Provider or any of its Provider Representatives for purposes hereof during the period of the Recipient’s investigation of the Provider, so long as they are employed by the Provider, without obtaining the prior written consent of the Provider.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of all Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by any Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

To the extent the Evaluation Material includes or otherwise involves intellectual property, technical data, technology, processes, trade secrets or know-how, disclosure thereof by or on behalf of a Provider shall not be construed as the grant of any license or any right to use the same by any party.

Each Company, in its capacity as a Recipient, acknowledges and agrees that such Recipient is aware (and that its Recipient Representatives are aware or, upon receipt of any Evaluation Material, will be advised by such Recipient) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that such Recipient and such its Recipient Representatives will comply with such laws.

Each Company agrees that no Evaluation Material, or any portion thereof, will be exported to any country in violation of the export laws and regulations of the United States.

Each Company understands and agrees that no contract or agreement providing for a Possible Transaction shall be deemed to exist among the parties unless and until a final written definitive agreement has been executed and delivered, and each Company hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction involving another Company unless and until such other Company shall have entered into a final written definitive agreement regarding the Possible Transaction. Each

Company also agrees that unless and until a final written definitive agreement regarding the Possible Transaction has been executed and delivered, no Company will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement, except for the matters specifically agreed to herein. Each Company further acknowledges and agrees that each other Company reserves the right, in its sole discretion, to reject any and all proposals made by a Company or any of the persons who are Recipient Representatives or Provider Representatives with respect to such Company with regard to a Possible Transaction, and to terminate discussions and negotiations with any Company at any time. Each Company further agrees that (i) each of the other Companies and the persons who are Recipient Representatives or Purchaser Representatives with respect to the other Companies shall be free to conduct any process for a Possible Transaction, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any interested parties and entering into a definitive agreement therewith without prior notice to any Company or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to a Company or any other person and (iii) a Company shall not have any claims whatsoever against another Company, the persons who are Recipient Representatives or Provider Representatives with respect to such other Company or any of its directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any Possible Transaction (other than those as against the parties to a final written definitive agreement in accordance with the terms thereof) nor, unless a definitive agreement is entered into with a Company, against any third party with whom a transaction is entered into; except with respect to matters specifically agreed to herein or in any future binding written agreement (including a separate no-shop or exclusivity agreement among the Companies) by or among one or more of the Companies (in which case this exception shall apply solely to such Companies). Neither this paragraph nor any other provision in this agreement can be waived or amended in favor of any Company except by written consent of the other Companies, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by any Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by any Company or any of its Representatives and that the Company against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by any Company of this agreement but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that there has been a willful breach of this agreement, then the Company which is determined to have so willfully breached shall be liable and pay to the other Company the reasonable legal fees incurred by the other Company in connection with such litigation, including any appeal therefrom.

This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such

State. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and each Company agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to such Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against such Company in any such court). Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California located in Santa Clara county and/or the courts of the United States of America located in the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This agreement shall terminate on the earlier of (i) two years of the date of this agreement or (ii) the closing of a Possible Transaction; provided, however that any Recipient’s obligation to keep a Provider’s Evaluation Material confidential and to prevent its disclosure shall expire on the later of (A) two years from the date of this agreement and (B) two years from the date of disclosure.

This agreement contains the entire agreement among the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions among the Companies regarding such subject matter. In particular, without limitation, this agreement supercedes the Prior Agreements. Notwithstanding the foregoing, nothing in this agreement shall limit the remedies of any person for a breach of any of the Prior Agreements that occurred prior to the date hereof.

This agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each Company has caused this agreement to be signed by its duly authorized representatives as of the date written below.

Date: June 7, 2002

Phoenix Technologies Ltd.
ADDRESS FOR NOTICE:
411 East Plumeria Drive
San Jose, CA 95134
Attention: Linda Moore, Esq.

By:	/S/ LINDA V. MOORE
Name: Linda V. Moore Title: Senior Vice President and General Counsel

inSilicon Corporation
ADDRESS FOR NOTICE
411 East Plumeria Drive
San Jose, CA 95134
Attention: Joseph Hustein, Esq.

By:	/S/ BARRY HOBERMAN
Name: Barry Hoberman Title: President and CEO

Synopsys, Inc.
ADDRESS FOR NOTICE
700 E. Middlefield Road
Mountain View, CA 94043
Attention: Robert B. Henske

By:	/S/ ROBERT B. HENSKE
Name: Robert B. Henske Title: Chief Financial Officer

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